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                                                                   Exhibit 10.39

July 24, 2000


Adam Klein
7 Lowell Street
Cambridge, MA 02138

Dear Adam;

Ask Jeeves would like to offer you the position of President, Ask Jeeves Inc. reporting to Robert Wrubel, Chief Executive Officer. This position is a full time, regular, exempt position and will be based out of Emeryville, CA. Your target hire date will be determined upon the acceptance of this offer. Details of your offer are outlined below.

RESPONSIBILITIES
As President, you will be responsible for the Profit and Loss (P&L) of all business lines at Ask Jeeves, Inc. Since Ask Jeeves is a high-growth company, your responsibilities may change as needed to further the business goals of the company.

DIRECT REPORTS
Key business functions necessary for your P&L responsibility will report directly to you, as will be determined upon your start.

BASE SALARY
Your starting annual salary will be $250,000.00, paid on the 15th and last working day of each month, in accordance with the company's normal payroll procedures. Ask Jeeves will review your base salary at the end of the fiscal (calendar) year.

HIRE-ON BONUS
Ask Jeeves has agreed to pay you a hire-on bonus of $100,000 over the next twelve months. This will be paid in $25,000 increments at the beginning of each quarter. If you terminate your employment at Ask Jeeves prior to twelve months from your first day of work, you agree to refund that bonus to the company on a pro-rated basis.

EXECUTIVE BONUS PLAN
As a member of the Executive Management Team, you will be eligible to participate in the Executive Bonus Program. You would be eligible for a bonus of up to 75% of your base earnings upon successful completion of agreed upon key imperatives. Bonus payments would be prorated for the balance of the year and are paid on a quarterly basis. Details of the Executive Bonus Plan will be provided to you within the first 30 days of your employment and is subject to change by Ask Jeeves Compensation Committee at any time based on changing business conditions.



EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID.
   ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                  PAGE 1 OF 5

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STOCK OPTIONS
Subject to approval by the Board of Directors of Ask Jeeves, you will be granted 400,000 options to purchase stock in Ask Jeeves, Inc. Your options will vest over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, at the end of each month thereafter during which you remain an active regular employee of Ask Jeeves. The exercise price of your options will be the closing price on your official first day of work at Ask Jeeves.

An additional 100,000 options will be granted to you upon successful completion of specified business targets within the first six months of your employment. These additional options will not be considered in the calculation of an annual option refresh. The vesting terms of these options will be the same as those mentioned above. The exercise price of these options will be the closing price on the date of grant.

All options grants mentioned in this agreement have a term of ten years.

You must return a copy of your signed Offer Letter to Human Resources by no later than your first day of work in order for us to process your Stock Option Agreement.

CHANGE OF CONTROL AND SEVERANCE
In the event that there is a Change of Control (as defined below) of the company and there has been a constructive termination of your employment (or a material change in your duties or responsibilities), then 50% of your unvested stock options would immediately vest.

Further, in the event of termination from the company without Cause (as defined below) during your first 18 months of employment, you would be entitled to severance payments equal to 12 months of your base salary plus vesting of options through the severance payment period. The Compensation Committee will review the severance plan for executives during the next six months. Should these terms be more favorable than those detailed here, you will automatically move to the terms of the new plan.

For the purpose of this Offer Letter, Change in Control means: (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, other than a sale, lease or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other


EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID.
   ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                   PAGE 2 OF 5

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property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

For the purpose of this Offer Letter, Cause shall mean the occurrence of any of the following (and only the following): (i) your indictment or conviction of any felony or of any crime involving dishonesty; (ii) your participation in any fraud against the Company; (iii) your material breach of your duties to the Company, including persistent unsatisfactory performance of your job; (iv) your material violation of your proprietary information agreement or other material agreement with the Company; or (v) your intentional damage to any property of the Company.

RELOCATION ALLOWANCE
Ask Jeeves agrees to reimburse you for all applicable relocation and moving expenses up to a total of $150,000.00. Relocation expenses will include all related expenses incurred due to your actual physical move to the Bay Area from Cambridge, MA and temporary living expenses and travel associated with the move. Our relocation consultants will be in contact with you after acceptance of this offer to assess your move requirements and estimate the total cost of your relocation and temporary living accommodations. All relocation expenses will be subject to the applicable payroll taxes. Please work with Human Resources so that we can connect you with our Relocation Consultants at the appropriate time.

OTHER EMPLOYMENT BENEFITS
Ask Jeeves provides you a comprehensive compensation and benefits package. If you choose to participate in the Ask Jeeves health benefit program, the benefits become effective on your hire date. Information detailing these items will be provided to you at the new hire orientation. I will mail an employee benefit packet to your home and you can also visit our benefit site at WWW.BENEFITSITE.COM. The login is "ask" and the password is "benefits." This will give you comprehensive information on all our benefit plans.

EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID.
   ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                  PAGE 3 OF 5

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AT-WILL EMPLOYMENT STATUS
Your employment with Ask Jeeves is "at will." This means that if you accept this offer of employment from Ask Jeeves, Ask Jeeves may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason.

TERMS AND CONDITIONS OF EMPLOYMENT
You and the Company agree that any dispute relating to or arising out of your employment relationship, except for disputes relating to or arising out of the obligations set forth in your Confidential Information and Invention Assignment Agreement shall be fully and finally resolved by mandatory, binding arbitration conducted by JAMS ("JAMS") in San Francisco County pursuant to JAMS' Comprehensive Arbitration Rules and Procedures in effect at the time of the dispute.

CONDITIONS OF OFFER
This offer of employment is contingent upon the following:
|_| You signing this offer letter and all referenced agreements, including, but not limited to: the Non-Compete, Confidential Information and Invention Assignment Agreement, and the Emergency Contact form.
|_|  Compliance with the Employee Handbook.
|_| Your submission of appropriate documentation of employment eligibility in the United States.
|_|  The satisfactory outcome of reference checks.

The above are conditions of your employment even if you begin work before all conditions are met.

ACCEPTANCE OF OFFER
If you choose to accept this offer of employment pursuant to the terms set forth above, please sign and date this letter. Fax this signed document to 510-985-7424 attn: Ingrid Guevara and then forward the original documents to Human Resources, 5858 Horton St., Ste. 350, Emeryville, CA 94608 on your first day of work. This offer will be effective until August 4, 2000, and will be voided after this date.

Rob, your reporting manager, as well as your immediate and company-wide team members are very excited about the contributions we expect you will make to our organization.

If you have any further questions, please contact me directly on my cell phone at 510-333-9616 or at my office.



EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID.
   ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                   PAGE 4 OF 5

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Sincerely,


Ingrid Guevara
Vice President, Human Resources

cc:  File
     Manager

: Enclosures


I agree and accept the terms of this employment offer.



- -------------------------------------
Signature                Date




This will be my first day of work at Ask Jeeves: ______________




EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID.
   ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                  PAGE 5 OF 5